Exhibit 10.30

SCBT FINANCIAL CORPORATION
STOCK OPTION AGREEMENT

THIS AGREEMENT, made this___day of ___ 20XX, by and between SCBT Financial Corporation (“Corporation”), a South Carolina corporation with its principal offices located in Columbia, South Carolina, and ______________________________ (“Participant”).

WITNESSETH:

WHEREAS, the Corporation has adopted the 2004 SCBT Financial Corporation Stock Incentive Plan (the “Plan”); and

WHEREAS, the Committee under the Plan has determined that the Participant shall be granted certain options under the Plan.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

1.  Grant of Option. The Corporation hereby grants to the Participant an option (“Option”) to purchase _____________ shares of the Common Stock of the Corporation, upon the terms and conditions set forth below and in the Plan. The date of such grant is _________________. The Option shall be a Non-Qualified Stock Option.

2.  Option Price. The Option shall be exercisable at a price of __________________ ($________) per share.

3.  Terms of Purchase. Purchase of any shares pursuant to the Participant’s exercise of the Option shall be made in accordance with the provisions of the Plan.

4.  Period of Option. The Option shall be exercisable from the date hereof until the earlier of (i) ten (10) years from the date of grant of the Option, and (ii) in the event of the Participant’s death, upon the expiration of two (2) years from the date of death.

5.  Nontransferability. The Option is not transferable by the Participant, in whole or in part, to any person, except by Will or by any applicable law of descent and distribution. The Option shall not be exercisable, in whole or in part, during the lifetime of the Participant by any person other than the Participant.

6.  Construction. This Agreement shall be construed in accordance with the laws of the State of South Carolina.

7.  Status as Director. Neither this Agreement nor the Plan shall be construed to constitute an agreement or understanding, expressed or implied, on the part of the Corporation or any subsidiary, that the Participant is entitled to continue to serve as a director.

8.  Withholding. As a condition to the issuance of shares pursuant to any exercise of this Option, the Participant authorizes the Corporation and its subsidiaries to withhold, in accordance with applicable law from any cash compensation payable to him, any taxes required to be withheld as a result of such exercise or later disposition of stock.

9.  Legal Restrictions. This Option may not be exercised if the issuance of shares pursuant to such exercise would constitute a violation of applicable federal or state securities or other law or regulation. The person exercising the Option, as a condition to such exercise, shall represent to Corporation that the shares acquired thereby are being acquired for investment and not with a present view to distribution or resale, unless counsel for the Corporation is then of the opinion that such representation is not required under the Securities Act of 1933 or any other applicable law, regulation or rule of any governmental agency.

10.  Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Participant and his heirs, and shall be binding upon the Corporation and its successors and assigns.

11.  Incorporation of Plan. This Agreement is made pursuant to and is subject to the terms and conditions of the Plan, which terms and conditions are hereby incorporated by reference herein.

IN WITNESS WHEREOF, the Corporation, by its authorized representative, and the Participant do hereby affix their signatures on the date first written above.

ATTEST:	SCBT FINANCIAL CORPORATION

Corporate Secretary	Name: Robert R. Hill, Jr.
Title: President and Chief Executive Officer

Participant